EXHIBIT 10.1
EVCARCO.INC

April 20th, 2009

CONFIDENTIAL

ST Tripathi
CEO
Electric City Motor North America
10355 S. Progress Way
Parker, CO 80134

Via Email: st@electricmotors.com

                           Re:             Memorandum of Understanding(MOU)

Mr. Tripathi:

                           This is a letter to confirm the information and understanding per the conversation and emails in April 2009 between EVCARCO, INC (hereafter “EVCC”) and its partners, and Electric City Motors North America (hereafter “ECM”) and ST Tripathi, for the development of New Car Franchise Dealership agreements with ECM products. Listed below are the initial cities for exclusive retail sales and service of RMC products.

1.
Purpose; The purpose of this letter is to declare the intent of EVCC to include the Current and all other models manufactured products of ECM, to its retail sales and service dealerships. EVCC and ECM will execute a separate definitive Franchise agreement for the venture with specific terms. The general terms and conditions set forth in this MOU will govern the contract terms and conditions of the Definitive Franchise Agreement.

2.	Project Timing and Scope: EVCC and ECM will finalize due diligence for the Definitive Agreement within 10 business days of this signed MOU agreement.

3.
Responsibilities of ECM: ECM will be responsible for production and wholesale delivery of their production car Current and future production models at wholesale prices to EVCC dealership locations (minimum of 4 production models within next 180 days). ECM will also provide thru a contracted distributor the charging stations system to EVCC and allow them to install and retail the unit thru there Retail Dealerships service Departments.

4.
Responsibilities of EVCC: EVCC will establish Retail Dealerships, showrooms, service centers and process and procedures for the displaying, servicing and sales of ECM models. EVCC will maintain sales and service records to provide to ECM as required per agreement. EVCC with work with ECM for the marketing of all models as necessary.

5.
Venture Terms: EVCC will sign a Franchise Dealer Agreement with ECM for the following cities to include but not limited to: Ft Worth TX, for a territory fee of $100,000.00,Dallas TX, Austin TX, San Antonio TX, for a territory fee of $75,000.00 each, Houston TX, Oklahoma City OK, Tulsa OK, San Diego CA, Sacramento CA, Palm Springs CA, Las Vegas NV, Phoenix/Scottsdale AZ, Atlanta GA, Naples FL, for a territory fee of $50,000.00 each. EVCC will have first right of refusal on these areas/territories and have 30 days in which to execute it rights. EVCC will deposit 50% of fee in escrow, at signing a performance contract and the remaining 50% 3 business days of contract compliance to ECM.

6.
Non-Circumvention: EVCC and ECM will not circumvent or enter into talks or negotiations with any strategic alliances or affiliates introduced through these negotiations. EVCC and ECM will not divulge privileged or sensitive information with any other parties without the formal consent of the respective companies. Such information will be held confident for period of (2) years from the date of this MOU.

7.
Entirety: The MOU contains an understanding and agreement between both parties hereto and their affiliates with respect to its subject matter and supersede all prior agreements, representations warranties and understandings of both parties (whether written or oral).

If the terms and conditions of this MOU are acceptable, please sign and return to us a copy of this MOU so that we can move forward from here.

Very truly yours,

Accepted and Agreed by:
/s/ Dale Long	/s/ ST Tripathi
CEO	CEO
EVCARCO.INC	Electric City Motors